Exhibit 99.1

Tim Wright Appointed Chief Executive Officer of Willis International

LONDON--(BUSINESS WIRE)--October 20, 2011--Willis Group Holdings plc (NYSE:WSH), the global insurance broker, today announced the appointment of Tim Wright as Chief Executive Officer of Willis International, the company’s business unit serving all of Willis’ retail clients around the globe outside North America, the United Kingdom and Ireland. Willis International comprises 5,000 Associates in more than 100 offices in over 40 countries in Europe, Middle East, Latin America, Asia Pacific and Africa.

Sarah Turvill, currently Chairman of Willis International, has led the business unit through a period of extraordinary growth over the past 10 years and will remain in that post, working closely with Wright in his new leadership role and helping to strengthen and grow the business unit in the regions where it operates.

David Margrett, currently CEO of Willis International, is leaving the firm to pursue other interests.

Wright, 49, joined Willis in 2008 as the Group Chief Operating Officer. As a member of the Willis Executive Committee, he has worked closely with Chairman and CEO Joe Plumeri, Group President Grahame Millwater and the leaders of each of the company’s business units to set and execute strategy, drive growth and streamline operations. Wright came to Willis with over 20 years of international experience in the insurance and financial services industries.

Sarah Turvill, Chairman of Willis International, welcomed Wright to his new post and the opportunity to bring the business unit to the next level. “As someone who has worked in many countries in which we operate, Tim already has deep understanding of the micro and macroeconomic forces that drive progress in all parts of the world, from industrialized nations to the emerging regions where the potential for growth in the insurance industry is greatest,” Turvill said. “'I'm very proud to have led Willis International for 10 years, and am delighted to have the opportunity to help Tim build on that foundation and take International to the next stage of its development.”

Joe Plumeri, Chairman and CEO of Willis Group, said that Wright’s appointment signalled a new era of opportunity for Willis in parts of the world where its growth potential is strongest. “Tim has always been a force for change at Willis, first by driving the Shaping Our Future program, which transformed Willis from the inside out, and then leading development of The Willis Cause, which is reorienting Willis around the client from the outside in,” Plumeri said. “Reflecting our confidence in Tim, we’ve assigned him progressively more responsibility each year. I am very pleased that Tim will bring his leadership skills to Willis International, a business unit that will bring further opportunity for Willis and is a cornerstone of our future growth plans.”

Grahame Millwater, President of Willis Group, praised Wright’s client focus and his ability to foster change and build effective leadership teams. “Tim embodies the attributes that most differentiate Willis in the marketplace: a deep connection with clients and the power of global presence,” Millwater said. “Before joining Willis, he was well known in the industry as a consummate client guy. In fact, Willis was one of his clients. Since joining us, he has been an integral member of our team, leading the introduction of new processes and service centers that allow our people to focus their time on serving client needs.”

Tim Wright, the new CEO of Willis International, said: “I couldn't be more delighted to be taking on this exciting new role. I have long admired what Sarah and her team have achieved in making International the growth engine of the Group. International comprises a large number of very different businesses but what they share in common is a dynamism and enterprise that promises an even brighter future. From a personal perspective, I believe this is the best job I could have in the Group, and look forward to working with Sarah and the team, Joe and Grahame, to take International to the next stage in its development.”

Prior to joining Willis, Wright led the Financial Services practice of Bain & Company in London. Before joining Bain, he started and ran an insurance software company based in New York and London, and before that was UK Managing Partner of Booz Allen & Hamilton as well as the leader of their insurance practice globally. During the course of his career, Wright has lived or worked in many of the regions where Willis International operates, including Continental Europe, the Middle East, Asia and Latin America. Wright holds a law degree from Manchester University and a PhD in International Law from Cambridge University.

Tim Wright’s duties as COO will be assumed by Joe Plumeri and Grahame Millwater.

Willis also announced today the departure of Brendan McManus, the CEO of Willis Limited, who until recently had served as CEO of Willis United Kingdom & Ireland. On an interim basis, Group President Grahame Millwater will be overseeing that business unit until a successor is named. A new CEO of Willis Limited will be named for FSA consideration in the coming weeks.

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

CONTACT:
Willis Group Holdings plc
Media:
Joshua King, + 1 212-915-8268
Joshua.King@willis.com
or
Investors:
Peter Poillon, +1 212-915-8084
Peter.Poillon@willis.com